UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2019

HELIOS AND MATHESON ANALYTICS INC.

(Exact name of Registrant as specified in charter)

Delaware	0-22945	13-3169913
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Empire State Building

350 5th Avenue

New York, New York 10118

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 979-8228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As previously reported, on May 23, 2018, Helios and Matheson Analytics Inc. (“Helios,” “we,” “our” and “us”) and Emmett Furla Oasis Films LLC (“EFO”) entered into a binding letter of intent pursuant to which EFO acquired a 49% membership interest in our film production subsidiary, MoviePass Films LLC (“MoviePass Films”), with Helios retaining a 51% membership interest in MoviePass Films.

On February 1, 2019, Helios and EFO entered into an Amended and Restated Limited Liability Company Agreement of MoviePass Films (the “Amended LLC Agreement”). The Amended LLC Agreement amends and restates the single member limited liability company agreement executed by Helios prior to the execution of the Amended LLC Agreement and documents in further detail the terms on which EFO has been admitted as a 49% member of MoviePass Films and the relative rights and duties of Helios and EFO as the only two current members of MoviePass Films. The Amended LLC Agreement also further documents the contribution by EFO to MoviePass Films of certain conditional rights in film acquisition agreements to which EFO is a party, as specified in the Amended LLC Agreement. The Amended LLC Agreement also further documents Helios’ prior capital contributions to MoviePass Films totaling $7.44 million in cash as of February 1, 2019.

Under the Amended LLC Agreement, MoviePass Films will be managed by a board of managers consisting of five managers (the “Board”), of which Helios has the right to appoint three and EFO has the right to appoint two. Two of the three managers appointed by Helios will be required to meet the independence requirements of the Nasdaq Stock Market LLC and will be compensated for their respective services in the amount of $2,500 per month each. The initial managers appointed by Helios are Theodore Farnsworth, the Chairman and Chief Executive Officer of Helios, and independent managers Joseph Fried and Gavriel Ralbag, who are also independent directors of Helios. The initial managers appointed by EFO are George Furla and Randal Emmett. Pursuant to the Amended LLC Agreement, the Board has formed a compensation committee comprised of two managers, one of whom shall be one of the Helios independent managers and one of whom shall be one of the two managers appointed by EFO (the “Compensation Committee”). The initial members of the Compensation Committee of the Board are Joseph Fried and George Furla.

Helios has the right to designate the Chief Financial Officer of MoviePass Films. Accordingly, the Amended LLC Agreement provides that Stuart Benson, Chief Financial Officer of Helios, shall serve as the initial Chief Financial Officer of MoviePass Films. George Furla and Randall Emmett are the Co-Chief Executive Officers of MoviePass Films, in which capacity they have been acting since May 23, 2018. MoviePass Films will use commercially reasonable efforts to negotiate and enter into definitive written employment agreements with Randal Emmett and George Furla prior to February 28, 2019. In addition, each of Randal Emmett and George Furla will be entitled to receive producer fees equal to 3.33% (subject to an increase up to 5.00% with the prior approval of the Compensation Committee and the Board) of the total budget of each film project brought to MoviePass Films by them, excluding amounts customarily excluded from a producer percentage calculation in the independent film industry.

Cash available for distribution from operations or upon sale or liquidation of MoviePass Films will be allocated as follows: first, to establish a cash reserve in an amount to be determined by the Board (or, in the case of the distribution upon sale or liquidation, to retire any outstanding debts or obligations of MoviePass Films); second, to Helios, until Helios has recouped 110% of its total capital contribution; third, to EFO, until EFO has recouped 110% of its total capital contribution; fourth, to any members other than Helios and EFO, pro rata, until such members’ respective unrecovered capital contributions have been reduced to zero; and fifth, to all members, pro rata based on their respective percentage interests in MoviePass Films.

The foregoing description of the Amended LLC Agreement is a summary only and is qualified in its entirety by reference to the full text of the Amended LLC Agreement which is filed hereto as Exhibit 10.1 to this report and incorporated herein by reference.

ITEM 9.01	OTHER EVENTS

(d) Exhibits

Exhibit No.	Description
10.1 *	Amended and Restated Limited Liability Company Agreement of MoviePass Films LLC, dated as of February 1, 2019

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIOS AND MATHESON ANALYTICS INC.

Date: February 7, 2019	By:	/s/ Theodore Farnsworth
Theodore Farnsworth Chief Executive Officer

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